Exhibit 15.3

May 15, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated May 15, 2015, of International Game Technology Plc and are in agreement with the statements contained in paragraphs seven and eight therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Reconta Ernst & Young S.p.A.
Rome, Italy